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                            EXHIBIT (c)(3)

                        DRAFT OF SUBSCRIPTION AGREEMENT

     This Agreement for Subscription of Common Stock ("Agreement") is entered into as of the __ day of November, 1995, by and between BOTI Holdings, Inc., a Nevada corporation ("Issuer"), and Big O Dealers L.P., a California limited partnership ("Subscriber").

RECITALS:

     A. Issuer desires to issue to Subscriber, and Subscriber desires to subscribe to and purchase from Issuer a total of Five Hundred Sixty-Nine Thousand Eight Hundred One (569,801) shares (the "Shares") of the common stock, par value $0.01 of Issuer (the "Common Stock") pursuant to the terms contained in this Agreement.

     B. As payment for the Shares, Subscriber will transfer and convey to Issuer pursuant to the terms of this Agreement _______ shares of common stock, par value $0.10, of Big O Tires, Inc., a Nevada corporation, held by Subscriber ("Big O Common") valued at $16.50 per share, as well as cash in the amount of ___________, for an aggregate consideration of Ten Million Dollars ($10,000,000.00).

AGREEMENT:

     NOW THEREFORE, in exchange for the mutual covenants and promises contained herein, and for other valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

     1.  PAYMENT OF SUBSCRIPTION PRICE. On the Closing Date (as defined in
Section 3), Subscriber shall pay to Issuer in immediately available funds a total of ________________ ($ _________), and shall convey, transfer and assign all of Subscriber's rights, title and interest in and to _____ shares of Big O Common then held by Subscriber (collectively, the "Subscriber Payment").

     2. ISSUANCE OF SHARES. Upon receipt of the Subscriber Payment, Issuer shall issue, sell, transfer and convey to Subscriber the Shares.

     3. CLOSING DATE. The Closing Date shall be the date which is one business day prior to the "Effective Date" of the Agreement and Plan of Merger by and between BOTI Holdings, Inc., BOTI Acquisition Corp., and Big O Tires, Inc., dated July 24, 1995, as amended.

4.  SUBSCRIBER'S REPRESENTATIONS AND WARRANTIES.

     4.1. The Shares are being acquired for the Subscriber's own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof.

     4.2. Subscriber understands that it may not sell or otherwise dispose of the Shares in the absence of either a registration statement under the Securities Act of 1933 and applicable state securities laws or an exemption from the registration provisions of the Securities Act of 1933 and applicable state securities laws.

     4.3. The certificates representing the Shares may contain a legend to the effect of Section 4.2 above.

     4.4. As of the Closing Date, the shares of Big O Common conveyed to Issuer from Subscriber pursuant to Section 1, will be owned beneficially and of record by Subscriber, free and clear of any liens, charges, pledges, security interests, prior assignments, encumbrances and claims of any kind and nature whatsoever. No such shares of Big O Common are subject to any restriction with respect to their transferability, other than restrictions on transfer imposed under applicable federal and state securities laws.

     4.5. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with any agreement, indenture or other instrument to which Subscriber is bound.

5.  ISSUER'S REPRESENTATIONS AND WARRANTIES.

     5.1. Issuer represents that the Shares shall be validly issued, fully paid, and non-assessable.

     5.2 The authorized capital stock of Issuer on the Closing Date will consist of ___________ shares of Common Stock, of which _______ will be issued and outstanding.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Subscriber and Issuer contained in this Agreement shall survive until the Closing Date.

7.  MISCELLANEOUS.

     7.1. This Agreement constitutes the complete agreement between Issuer and Subscriber and shall supersede any prior or contemporaneous written or oral agreements relating to the purchase of the Shares.

     7.2. This Agreement shall be governed by and interpreted under the internal laws, and not the choice of law provisions, of the State of Nevada.

     7.3. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the __ day of November, 1995.

ISSUER:                          SUBSCRIBER:

BIG O HOLDINGS, INC.,            BIG O DEALERS, L.P.,
a Nevada corporation             a California limited partnership


By: ______________________       By: ______________________
Name:_____________________       Its: Managing General Partner
Title:____________________            By: ____________________
                                      Name: __________________
                                      Title:___________ S_____



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